Exhibit (a)(3)

NOTICE OF WITHDRAWAL

To withdraw Units you have tendered to Kenneth E. Nelson, this Notice of Withdrawal must be received by his agent prior to the expiration of the withdrawal periods. Notwithstanding his disclosures, you are permitted to withdraw tendered Units the entire period his tender offer is open.

To assure a record of your withdrawal, please send this fully completed, dated and signed form to:

Metric Partners Growth Suite Investors, L.P. c/o Georgeson Shareholder Communications 17 State Street, 10th Floor New York, New York 10004 Attention: Richard Ward

A mailing envelope is included for your convenience. Georgeson Shareholder Communications will forward this Notice to Nelson. If you have any questions about this procedure, please contact Georgeson Shareholder Communications at 1-800-849-6648.

Kenneth E. Nelson
c/o D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005

Re:	Withdrawal of Tender of Limited Partnership Assignee Units (the “Units”) of Metric Partners Growth Suite Investors, L.P. (the “Partnership”)

As permitted under Section 14(d)(5) of the Securities Exchange Act of 1934 or Rule 14d-7 as promulgated pursuant to such Act, the undersigned hereby withdraws the Units of the Partnership which the undersigned tendered to Kenneth B. Nelson pursuant to his tender offer for Units.

In addition, the undersigned hereby terminates the power-of-attorney granted to Kenneth E. Nelson pursuant to the Agreement of Sale and Assignment executed by the undersigned.

Dated:                                               , 2003

Name of tendering Unit holder:

Name under which Units are registered (if different):
(Please print exact name as shown on the books of the Partnership)

Number of Units Tendered:

Signature:

Title (if any):

Please sign exactly as your name appears as a Unit holder. Each executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary should sign and indicate his or her full title.